TRACTOR SUPPLY COMPANY REPORTS FOURTH QUARTER AND FISCAL YEAR 2025 FINANCIAL RESULTS; PROVIDES FISCAL YEAR 2026 OUTLOOK

Brentwood, Tenn., January 29, 2026 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States (the “Company”), today reported financial results for its fourth quarter and fiscal year ended December 27, 2025.

●	Fourth Quarter Net Sales Increased 3.3% to $3.90 Billion with Comparable Store Sales Increase of 0.3%
●	Fiscal Year 2025 Net Sales Increased 4.3% to $15.52 Billion with Comparable Store Sales Increase of 1.2%
●	Fourth Quarter Diluted Earnings per Share (“EPS”) of $0.43 and Fiscal Year 2025 Diluted EPS of $2.06
●	Company Provides Fiscal Year 2026 Guidance with Net Sales Growth of 4% to 6% and Diluted EPS of $2.13 to $2.23

“Our fourth quarter results came in below our expectations and reflected a shift in consumer spending, with essential categories remaining resilient while discretionary demand moderated. Against that backdrop, our team stayed focused on executing the fundamentals of the business, growing share in the farm and ranch channel and continuing to engage our customers. I want to thank our more than 52,000 Team Members for their continued dedication to the work they do every day across our stores, distribution centers and store support center,” said Hal Lawton, President and Chief Executive Officer of Tractor Supply.

“Overall, 2025 was a year of meaningful progress. We continued to gain market share, opened productive new stores and advanced Project Fusion and localization. At the same time, we built the capabilities needed to support Direct Sales, Final Mile and pet and animal prescriptions. As we move into 2026, we are prepared to operate with discipline across a range of economic conditions. With much of our strategic foundation now in place, we remain focused on executing our Life Out Here 2030 strategic initiatives and delivering a more consistent performance profile over time,” said Lawton.

Fourth Quarter 2025 Results
Net sales increased 3.3% to $3.90 billion from $3.77 billion in the fourth quarter of 2024. The increase in net sales was driven by new store openings, the growth in comparable store sales and the contribution from Allivet. Comparable store sales increased 0.3%, as compared to an increase of 0.6% in the prior year’s fourth quarter, reflecting comparable average ticket growth of 0.3%. The continued strength in consumable, usable and edible products was partially offset by the lack of emergency-response-related demand and ongoing pressure in discretionary categories including big ticket products.

Gross profit increased 3.0% to $1.37 billion from $1.33 billion in the prior year’s fourth quarter. Gross margin rate was 35.1% compared to 35.2% in the prior year’s fourth quarter, as ongoing cost management initiatives were offset by higher tariffs, incremental promotional activity and increased delivery-related transportation costs.

Selling, general and administrative (“SG&A”) expenses, including depreciation and amortization, increased 6.0% to $1.07 billion from $1.01 billion in the prior year’s fourth quarter. As a percent of net sales, SG&A expenses increased to 27.5% from 26.8% in the fourth quarter of 2024. The increase in SG&A as a percent of net sales was primarily attributable to planned investments and fixed cost deleverage given the level of comparable store sales growth. These factors were partially offset by a disciplined focus on productivity and ongoing cost control.

Operating income decreased 6.5% to $297.7 million from $318.3 million in the fourth quarter of 2024.

The effective income tax rate was 19.0% compared to 21.5% in the fourth quarter of 2024, primarily reflecting the timing of certain tax planning initiatives.

Net income decreased 3.8% to $227.4 million from $236.4 million. Diluted EPS decreased 2.7% to $0.43 compared to $0.44 in the fourth quarter of 2024.

The Company repurchased approximately 2.2 million shares of its common stock for $117.5 million and paid quarterly cash dividends totaling $121.4 million, returning a total of $238.9 million of capital to shareholders in the fourth quarter of 2025.

The Company opened 31 new Tractor Supply stores and one new Petsense by Tractor Supply store in the fourth quarter of 2025.

Fiscal Year 2025 Results
Net sales increased 4.3% to $15.52 billion from $14.88 billion in fiscal 2024. The increase in net sales was driven primarily by new store openings and growth in comparable store sales. Comparable store sales increased 1.2%, compared to fiscal 2024.

Gross profit increased 4.8% to $5.65 billion from $5.40 billion in fiscal 2024. Gross margin rate was 36.4% compared to 36.3% in fiscal 2024.

SG&A expenses increased 6.6% to $4.19 billion from $3.93 billion in fiscal 2024. As a percent of net sales, SG&A expenses increased to 27.0% from 26.4% in fiscal 2024.

Operating income was $1.47 billion, in line with prior year.

The effective income tax rate was 21.6% compared to 22.1% in fiscal 2024.

Net income was essentially flat with the prior year at $1.10 billion. Diluted EPS increased 0.9% to $2.06 compared to $2.04 in fiscal 2024.

The Company repurchased approximately 6.6 million shares of its common stock for $360.8 million and paid quarterly cash dividends totaling $487.7 million, returning a total of $848.5 million of capital to shareholders in fiscal 2025.

During fiscal 2025, the Company opened 99 new Tractor Supply stores and five new Petsense by Tractor Supply stores and closed four Petsense by Tractor Supply stores.

Fiscal Year 2026 Financial Outlook
The Company is providing its financial guidance for fiscal 2026. This outlook is based on what the Company can reasonably predict at this time.

For fiscal 2026, the Company expects the following:

Net Sales	‘+4% to +6%
Comparable Store Sales	‘+1% to +3%
Operating Margin Rate	‘9.3% to 9.6%
Net Income	‘$1.11 billion to $1.17 billion
Earnings per Diluted Share	‘$2.13 to $2.23
Capital Expenditures, Net of Sale Leaseback Proceeds	‘$675 million to $725 million
Share Repurchases	‘$375 million to $450 million

The Company’s capital plans for 2026 include opening approximately 100 Tractor Supply stores, continuing Project Fusion remodels and garden center transformations, completion of its 11th distribution center and continued investment in store and digital technology.

Conference Call Information
Tractor Supply Company will hold a conference call today, Thursday, January 29, 2026 at 10 a.m. ET. The call will be webcast live at IR.TractorSupply.com. An investor presentation will be available on the investor relations section of the Company’s website at least 15 minutes prior to the conference call.

Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the webcast.

A replay of the webcast will also be available at IR.TractorSupply.com shortly after the conference call concludes.

About Tractor Supply Company
For more than 85 years, Tractor Supply Company (NASDAQ: TSCO) has been passionate about serving the needs of recreational farmers, ranchers, homeowners, gardeners, pet enthusiasts and all those who enjoy living Life Out Here. Tractor Supply is the largest rural lifestyle retailer in the U.S., ranking 296 on the Fortune 500. The Company’s more than 52,000 Team Members are known for delivering legendary service and helping customers pursue their passions, whether that means being closer to the land, taking care of animals or living a hands-on, DIY lifestyle. In store and online, Tractor Supply provides what customers need – anytime, anywhere, any way they choose at the low prices they deserve.

As part of the Company’s commitment to caring for animals of all kinds, Tractor Supply is proud to include Petsense by Tractor Supply, a pet specialty retailer, and Allivet, a leading online pet and animal pharmacy, in its family of brands. Together, Tractor Supply is able to provide comprehensive solutions for pet care, livestock wellness and rural living, ensuring customers and their animals thrive. From its stores to the customer’s doorstep, Tractor Supply is here to serve and support Life Out Here.

As of December 27, 2025, the Company operated 2,395 Tractor Supply stores in 49 states and 207 Petsense by Tractor Supply stores in 23 states. For more information, visit www.tractorsupply.com and www.Petsense.com.

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Forward-Looking Statements

This press release contains certain forward-looking statements, including statements regarding market share gains, value creation, customer trends, new stores and distribution centers, property development plans, return of capital, financial guidance for fiscal 2026, including net sales, comparable store sales, operating margin rates, net income, earnings per diluted share and sale-leaseback transactions. All forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. Forward-looking statements are usually identified by or are associated with such words as “will,” “would,” “intend,” “expect,” “continue,” “believe,” “anticipate,” “optimistic,” “forecasted” and similar terminology. Actual results could vary materially from the expectations reflected in these statements. As with any business, all phases of our operations are subject to facts outside of our control. These factors include, without limitation, the impact of the recent and potential future tariff announcements and the corresponding macroeconomic pressures and those factors discussed in the “Risk Factors” section of the Company’s Annual Reports or Form 10-K and other filings with the Securities and Exchange Commission. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s most recent Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

(Financial tables to follow)

Consolidated Statements of Income
(Unaudited)
(in thousands, except per share and percentage data)

	For the Fiscal Three				For the Fiscal Twelve
	Months Ended				Months Ended
	December 27, 2025		December 28, 2024		December 27, 2025		December 28, 2024
		% of		% of		% of		% of
		Net		Net		Net		Net
		Sales		Sales		Sales		Sales
Net sales	$3,898,320	100.00%	$3,773,531	100.00%	$15,524,046	100.00%	$14,883,231	100.00%
Cost of merchandise sold	2,528,441	64.86	2,443,901	64.76	9,869,538	63.58	9,486,674	63.74
Gross profit	1,369,879	35.14	1,329,630	35.24	5,654,508	36.42	5,396,557	36.26
Selling, general and administrative expenses	944,385	24.23	891,226	23.62	3,693,108	23.79	3,481,863	23.39
Depreciation and amortization	127,763	3.28	120,055	3.18	494,011	3.18	447,162	3.00
Operating income	297,731	7.64	318,349	8.44	1,467,389	9.45	1,467,532	9.86
Interest expense, net	16,853	0.43	17,203	0.46	69,144	0.45	54,592	0.37
Income before income taxes	280,878	7.21	301,146	7.98	1,398,245	9.01	1,412,940	9.49
Income tax expense	53,471	1.37	64,739	1.72	302,158	1.95	311,700	2.09
Net income	$227,407	5.83%	$236,407	6.26%	$1,096,087	7.06%	$1,101,240	7.40%

Net income per share - basic	$0.43		$0.44		$2.07		$2.05
Net income per share - diluted	$0.43		$0.44		$2.06		$2.04

Weighted average shares outstanding:
Basic	528,025		533,588		529,957		536,949
Diluted	530,263		536,376		532,178		539,652

Dividends declared per common share outstanding	$0.23		$0.22		$0.92		$0.88

Note: Percent of net sales amounts may not sum to totals due to rounding.

Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands)

	For the Fiscal Three		For the Fiscal Twelve
	Months Ended		Months Ended
	December 27, 2025	December 28, 2024	December 27, 2025	December 28, 2024
Net income	$227,407	$236,407	$1,096,087	$1,101,240
Other comprehensive loss:
Change in fair value of interest rate swaps, net of taxes	—	(1,333)	(1,217)	(5,576)
Total other comprehensive loss	—	(1,333)	(1,217)	(5,576)
Total comprehensive income	$227,407	$235,074	$1,094,870	$1,095,664

Consolidated Balance Sheets
(Unaudited)
(in thousands)

	December 27, 2025	December 28, 2024
ASSETS
Current assets:
Cash and cash equivalents	$194,109	$251,491
Inventories	3,084,086	2,840,177
Prepaid expenses and other current assets	202,557	196,614
Income taxes receivable	27,045	21,635
Total current assets	3,507,797	3,309,917
Property and equipment, net	3,026,544	2,727,436
Operating lease right-of-use assets	3,938,427	3,415,444
Goodwill and other intangible assets	398,755	269,520
Other assets	62,156	83,168
Total assets	$10,933,679	$9,805,485

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,390,833	$1,236,177
Accrued employee compensation	114,841	100,853
Other accrued expenses	653,482	581,971
Current portion of finance lease liabilities	5,426	3,300
Current portion of operating lease liabilities	449,867	396,892
Total current liabilities	2,614,449	2,319,193
Long-term debt	1,764,974	1,831,969
Finance lease liabilities, less current portion	30,722	27,983
Operating lease liabilities, less current portion	3,691,880	3,164,273
Deferred income taxes	95,042	44,320
Other long-term liabilities	155,319	147,413
Total liabilities	8,352,386	7,535,151

Stockholders’ equity:
Common stock	7,128	7,116
Additional paid-in capital	1,441,269	1,376,532
Treasury stock	(6,386,229)	(6,025,238)
Accumulated other comprehensive income	—	1,217
Retained earnings	7,519,125	6,910,707
Total stockholders’ equity	2,581,293	2,270,334
Total liabilities and stockholders’ equity	$10,933,679	$9,805,485

Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	For the Fiscal Twelve Months Ended
	December 27, 2025	December 28, 2024
Cash flows from operating activities:
Net income	$1,096,087	$1,101,240
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	494,011	447,162
Gain on disposition of property and equipment	(93,058)	(62,500)
Share-based compensation expense	57,063	48,367
Deferred income taxes	61,267	(22,602)
Change in assets and liabilities:
Inventories	(225,687)	(194,323)
Prepaid expenses and other current assets	(1,262)	11,484
Accounts payable	143,429	56,374
Accrued employee compensation	13,688	9,375
Other accrued expenses	25,096	20,917
Income taxes	(5,940)	(19,174)
Other	70,564	24,515
Net cash provided by operating activities	1,635,258	1,420,835
Cash flows from investing activities:
Capital expenditures	(894,770)	(784,047)
Proceeds from sale of property and equipment	256,087	140,129
Acquisition of Allivet, net of cash acquired	(139,895)	—
Net cash used in investing activities	(778,578)	(643,918)
Cash flows from financing activities:
Borrowings under debt facilities	3,125,000	785,000
Repayments under debt facilities	(3,195,000)	(685,000)
Principal payments under finance lease liabilities	(2,819)	(4,787)
Repurchase of shares to satisfy tax obligations	(15,877)	(23,941)
Repurchase of common stock	(361,261)	(560,634)
Net proceeds from issuance of common stock	23,563	39,357
Cash dividends paid to stockholders	(487,669)	(472,492)
Net cash used in financing activities	(914,063)	(922,497)
Net (decrease) increase in cash and cash equivalents	(57,383)	(145,580)
Cash and cash equivalents at beginning of period	251,491	397,071
Cash and cash equivalents at end of period	$194,108	$251,491

Supplemental disclosures of cash flow information:
Cash paid for interest, net of amounts capitalized	$69,757	$65,865
Cash paid for federal income taxes (a)	198,908	309,619
Cash paid for state income taxes	36,011	41,845
Supplemental disclosures of non-cash activities:
Non-cash accruals for property and equipment	$122,692	$82,324
Increase in operating lease liabilities resulting from new or modified right-of-use assets	928,057	659,008
Increase in finance lease liabilities resulting from new or modified right-of-use assets	7,679	—

(a) Cash paid for federal income taxes for the fiscal year ended December 27, 2025 includes $168.9 million of cash paid for the purchase of transferable federal tax credits.

Selected Financial and Operating Information
(Unaudited)

	For the Fiscal Three		For the Fiscal Twelve
	Months Ended		Months Ended
	December 27, 2025	December 28, 2024	December 27, 2025	December 28, 2024
Sales Information:
Comparable store sales increase	0.3%	0.6%	1.2%	0.2%
New store sales (% of total sales)	3.3%	2.0%	3.0%	2.0%
Average transaction value	$59.48	$59.39	$60.00	$60.20
Comparable store average transaction value increase/(decrease) (a)	0.3%	(1.7)%	(0.2)%	(0.6)%
Comparable store average transaction count increase/(decrease)	(0.1)%	2.3%	1.4%	0.8%
Total selling square footage (000’s)	40,765	39,105	40,765	39,105
Owned Brands and Exclusive Product Categories (% of total sales) (b)	30.9%	29.6%	30.0%	28.8%
Imports (% of total sales)	13.6%	14.8%	11.4%	11.9%

Store Count Information:
Tractor Supply
Beginning of period	2,364	2,270	2,296	2,216
New stores opened	31	26	99	80
Stores closed	—	—	—	—
End of period	2,395	2,296	2,395	2,296
Petsense by Tractor Supply
Beginning of period	206	205	206	198
New stores opened	1	4	5	11
Stores closed	—	(3)	(4)	(3)
End of period	207	206	207	206
Consolidated end of period	2,602	2,502	2,602	2,502

Pre-opening costs (000’s)	$4,977	$2,865	$17,763	$9,718

Balance Sheet Information:
Average inventory per store (000’s) (c)	$1,116.3	$1,063.7	$1,116.3	$1,063.7
Inventory turns (annualized)	3.22	3.34	3.24	3.30

Share repurchase program:
Cost (000’s) (d)	$118,438	$155,909	$360,991	$566,383
Average purchase price per share	$54.13	$56.42	$54.53	$53.03

(a) Comparable store average transaction value changes include the impact of transaction value changes achieved on the current period change in transaction count.
(b) Beginning in the fiscal year ended December 27, 2025, the metric of exclusive brands as a percentage of total sales, which historically included only Tractor Supply Owned Brands, was revised to include both Tractor Supply Owned Brands and Exclusive Product Categories as a percentage of total sales. Prior period amounts have been recast to conform to the current year presentation.
(c) Assumes average inventory cost, excluding inventory in transit.
(d) Effective January 1, 2023, the Company’s share repurchases are subject to a 1% excise tax as a result of the Inflation Reduction Act of 2022. Excise taxes incurred on share repurchases represent direct costs of the repurchase and are recorded as a part of the cost basis of the shares within treasury stock.

Note: Comparable store metrics percentages may not sum to total due to rounding.

	For the Fiscal Three		For the Fiscal Twelve
	Months Ended		Months Ended
	December 27, 2025	December 28, 2024	December 27, 2025	December 28, 2024
Capital Expenditures (in millions):
New stores, relocated stores and stores not yet opened	$104.5	$62.4	$376.0	$241.2
Existing stores	58.2	74.2	223.9	284.0
Information technology	44.4	57.7	158.1	153.5
Distribution center capacity and improvements	56.2	50.6	127.8	95.8
Corporate and other	2.3	1.1	9.0	9.5
Total	$265.6	$246.0	$894.8	$784.0